EXHIBIT 11.1

              MID-ATLANTIC REALTY TRUST & SUBSIDIARIES

             COMPUTATION OF NET INCOME PER COMMON SHARE
        (AMOUNTS IN THOUSANDS, EXCEPT FOR RATIO INFORMATION)

                                         Years ended December 31,
                                      1996          1995           1994
Simple Earnings per Share:
   Weighted Average Common
     Shares Outstanding             6,211,092     6,176,991      6,291,407
    Simple Earnings per Share           $0.56          0.61           0.46

Primary Earnings per Share (Note A):
   Weighted Average Common
     Shares Outstanding             6,211,092     6,176,991      6,291,407
   Shares Issuable from Assumed
     Conversion of Common Share
     Options Granted and Outstanding    5,293          -              -
   Weighted Average Common Shares
     Outstanding, adjusted          6,216,385     6,176,991      6,291,407
    Primary Earnings per Share          $0.56          0.61           0.46

Fully Diluted Earnings per Share (Note B):
   Weighted Average Common
     Shares Outstanding             6,211,092     6,176,991      6,291,407
   Shares Issuable from Assumed
     Conversion of Subordinated
     Debentures                     5,511,745     5,712,381      5,714,286
   Shares Issuable from Assumed
     Conversion of Common Share
     Options Granted and Outstanding   32,917          -              -
   Weighted Average Common Shares
     Outstanding, adjusted         11,755,754    11,889,372     12,005,693
    Fully Diluted Earnings per Share    $0.69          0.73           0.65

Earnings for Simple, Primary and
 Fully Diluted Computation:
   Simple and Primary Earnings     $3,508,709     3,777,465      2,916,286
   Fully Diluted Earnings          $8,064,817     8,657,572      7,826,511

Note A:   This calculation is submitted in accordance with Regulation S-K item
601(b)(11).

Note B: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because the results are anti-dilutive.

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